Exhibit 99.1

NEXGEL Reports Fourth Quarter and Full Year 2022 Financial Results

2022 revenue increased 32% YoY to $2.05 million, while gross profit margin improved

As of December 31, 2022, had over $6.6 million in cash and securities which is sufficient to operate through 2025

LANGHORNE, Pa. – March 27, 2023 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “We are pleased to surpass $2 million in full year revenue for 2022, a 32% year-over-year increase, driven primarily by a 34.7% increase in contract manufacturing and a 67.0% increase in branded consumer products. At year-end, we had over $6.6 million of cash and securities, providing us with ample working capital to execute on our growth plans and operate our business plan through 2025.”

Mr. Levy continued, “As we continue through 2023, we anticipate our investments in R&D and joint ventures, new product launches, and partnerships to generate further year-over-year revenue growth. Our team has continued to navigate a challenging macroeconomic backdrop by being disciplined with cash deployment, while continuing to execute a thoughtful, multi-pronged business strategy to drive our future growth.”

Fourth Quarter 2022 Operational Highlights

●	Launched Turfguard, a unique hydrogel dressing for soothing turf burn and protecting athletic wounds. Turfguard’s sterile silver patches, cleared by the U.S. Food and Drug Administration for use on turf burns, kills 99% of staph, MRSA, and strep.
●	Reported positive results from proof-of-concept study comparing its diclofenac hydrogel patches designed to treat pain indications such as arthritis, joint pain, muscle aches and more against leading commercially available topical treatments.
●	Developed a new, proprietary hydrogel eye patch to treat amblyopia, a type of poor vision that typically occurs in one or both eyes often referred to as lazy eye, that is much gentler on the skin and is manufactured without the use of harsh chemicals or painful adhesives.
●	SAGE Journals’ Scars, Burns and Healing publication, a peer-reviewed journal that focuses on scar and burns research, published new data from a study evaluating the impact of NEXGEL’s SilverSeal® hydrogel dressing on postoperative scarring and complications. The results demonstrated significant scar improvement in patients treated with SilverSeal.

Operational Highlights Subsequent to Fourth Quarter 2022

●	Partnered with former Major League Lacrosse player and founder of The Face-off Academy, Greg “The Beast” Gurenlian, to provide athletes with a better treatment for turf burn through the use of NEXGEL’s Turfguard.
●	Acquired a 50% interest in a newly formed joint venture (“JV”), CG Converting and Packaging, LLC, with C.G. Laboratories Inc. (“CG Labs”) for its converting and packaging business.
●	Executed supply agreement with large new customer relating to a new consumer product.
●	Appointed Scott Henry, CFA, as a new independent director to the Company’s Board of Directors as well as a member of the Board’s Audit Committee.

Fourth Quarter and Full Year 2022 Financial Highlights

For the fourth quarter of 2022, revenue totaled $524 thousand, a slight decrease as compared to $533 thousand in the fourth quarter of 2021. During the fourth quarter of 2022, branded consumer product sales as a percentage of revenue was approximately 37%, a change of approximately 4% from the third quarter of 2022 when branded consumer product sales were 41% of revenue. The decrease is predominately due to a slowdown from the Amazon marketplace and supply chain delays that delayed new product launches originally scheduled for early Q4 into late Q4 and early Q1. Contract manufacturing revenue for the fourth quarter 2022 as a percentage of revenue was 57%. In 2023, management expects branded consumer product and contract manufacturing to each contribute approximately 50% to revenue.

For the year ended December 31, 2022, revenue totaled $2.05 million, an increase of $497 thousand, or 32%, when compared to $1.55 million for the year ended December 31, 2021. The increase in overall revenues was primarily due to sales growth year-over-year in both our contract manufacturing of 34.7% and branded products of 67.0%.

Gross profit for the fourth quarter of 2022 was $36 thousand compared to $103 thousand for the same period in 2021 reflecting a higher percentage of lower margin contract manufacturing revenue during the quarter. Gross profit margin for the fourth quarter of 2022 was 7%.

Gross profit was $256 thousand for the year ended December 31, 2022, compared to a gross profit of $8 thousand for the year ended December 31, 2021. The year-over-year increase was primarily due to the increase in revenues from higher margin Branded Products and R&D revenue. Gross profit margin was approximately 12.5% for the year ended December 31, 2022, over a 3,100% improvement compared to 0.5% for the year ended December 31, 2021. The Company anticipates continued improvement in gross margins due to both increased revenue against fixed facility expenses and larger productions runs on commercially proven products.

Cost of revenues was $488 thousand for the quarter ended December 31, 2022, an increase of $58 thousand compared to $430 thousand for the quarter ended December 31, 2021. The increase in cost of revenues was attributable to the Company’s revenue growth.

Cost of revenues increased by $249 thousand, or 16.1%, to $1.8 million for the year ended December 31, 2022, as compared to $1.5 million for the year ended December 31, 2021. The increase in cost of revenues is reflective of the Company’s year-over-year revenue growth.

Total operating expenses, including R&D and SG&A expenses, decreased to $816 thousand for the three months ended December 31, 2022, as compared to $991 thousand for the prior year period. The decrease was attributable to a reduction in SG&A expenses in the quarter.

Total operating expenses, including R&D and SG&A expenses, increased to $3.6 million for the year ended December 31, 2022, as compared to $2.6 million for the prior year. The increase was primarily attributable to an increase in franchise tax expense, increased research and development investment related to the initiation of two proof of concept studies for drug delivery candidates utilizing our hydrogel technology, and the costs for professional fees and other administrative expenses associated with public company governance requirements. The exceptionally high franchise tax was due to the Company’s IPO and the associated increase in gross assets. The Company has reduced its number of authorized shares which will significantly reduce the franchise tax in 2023 and beyond. The Company expects its franchise tax liability will be approximately $24 thousand in 2023.

Research and development expenses. Research and development expenses increased by $336 thousand to $367 thousand for the year ended December 31, 2022, from $31 thousand for the year ended December 31, 2021. The increase is due to the initiation of two proof of concept studies for drug delivery candidates utilizing our hydrogel technology.

Net loss for the year ended December 31, 2022, was $4.75 million as compared to $4.31 million for the same period the year prior. Interest expense totaled $1.3 million for the full year 2022, as compared to $1.9 million for the full year 2021. In 2022 we paid off all our convertible debt, which makes up the majority of this interest expense, and as a result, our interest expense will dramatically decrease in 2023.

As of December 31, 2022, NEXGEL had $6.6 million of cash and cash equivalents and marketable securities, which includes an investment in US treasuries of $5.5 million.

As of December 31, 2022, NEXGEL had 5,572,234 shares of common stock outstanding.

NEXGEL Fourth Quarter and Full Year 2022 Financial Results Conference Call

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its operational and financial results for the fourth quarter and full year 2022.

Date: March 27, 2023

Time: 4:30 P.M. ET

Live Call: +1-877-407-9208 (U.S. Toll Free) or +1-201-493-6784 (International)

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1600317&tp_key=5dc1f7e99c

For interested individuals unable to join the conference call, a replay will be available through April 3, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 13736617. An archived version of the webcast will also be available on NEXGEL’s Investor Relations site: https://ir.nexgel.com/.

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons including the impact of the COVID-19 pandemic. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

Media Contacts:

Kelly Knobeck

Director of Consumer Products

info@nexgel.com

NEXGEL, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2022	2021
ASSETS:
Current Assets:
Cash	$1,101	$13,350
Marketable securities	5,508	-
Accounts receivable, net	222	209
Inventory	502	291
Prepaid expenses and other current assets	172	77
Total current assets	7,505	13,927
Goodwill	311	311
Intangibles, net	20	33
Property and equipment, net	721	723
Operating lease - right of use asset	1,737	1,926
Other assets	63	63
Total assets	$10,357	$16,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$265	$254
Accrued expenses and other current liabilities	130	62
Convertible notes payable, net of deferred financing costs	-	2,037
Notes payable, current portion	15	10
Warrant liability	242	318
Operating lease liability, current portion	207	207
Total current liabilities	859	2,888
Operating lease liability, net of current portion	1,593	1,744
Notes payable, net of current portion	268	266
Total liabilities	2,720	4,898

Commitments and Contingencies (Note 15)

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 5,577,916 and 5,572,234 shares issued and outstanding as of both December 31, 2022 and 2021	6	6
Additional paid-in capital	19,189	18,891
Accumulated deficit	(11,558)	(6,812)
Total stockholders’ equity	7,637	12,085
Total liabilities and stockholders’ equity	$10,357	$16,983

NEXGEL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenues, net	$2,048	$1,551

Cost of revenues	1,792	1,543

Gross profit	256	8

Operating expenses
Research and development	367	31
Selling, general and administrative	3,237	2,547
Total operating expenses	3,604	2,578

Loss from operations	(3,348)	(2,570)

Other income (expense)
Change in fair value of warrant liability and warrant modification expense	76	8
Forgiveness of debt	-	275
Debt financing costs	-	(68)
Unrealized gain on investments in marketable securities	9	-
Loss on debt extinguishment	(150)	(25)
Interest expense	(1,336)	(1,930)
Other income	3	-
Total other income (expense)	(1,398)	(1,740)
Net loss	$(4,746)	$(4,310)

Net loss per common share – basic and diluted	$(0.85)	$(1.45)

Weighted average shares used in computing net loss per common share – basic and diluted	5,574,818	2,979,962

NEXGEL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
Operating Activities
Net loss	$(4,746)	$(4,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	112	113
Share-based compensation	298	285
Gain on investment in marketable securities	(9)	-
Changes in fair value of warrant liability	(133)	(8)
Warrant modification expense	57	52
Forgiveness of debt	-	(275)
Amortization of right of use asset	189	25
Loss of extinguishment of debt	150	25
Amortization of deferred financing costs	1,324	1,933

Changes in operating assets and liabilities:
Accounts receivable, net	(13)	(137)
Inventory	(211)	(58)
Prepaid expenses and other current assets	(95)	63
Accounts payable	11	(405)
Accrued expenses and other current liabilities	74	(18)
Deferred revenue	-	(38)
Net Cash Used in Operating Activities	(2,992)	(2,753)

Investing Activities
Purchases of equipment	(96)	(269)
Proceeds from sales of marketable securities	1,500	-
Investments in or Purchases of marketable securities	(6,999)	-
Net Cash Used in Investing Activities	(5,595)	(269)

Financing Activities
Principal payments on operating lease liability	(151)	-
Issuance of common stock, net of issuance costs	-	13,471
Proceeds from notes payable	-	15
Proceeds from convertible notes	-	2,957
Payment of financing costs	-	(115)
Principal payments of notes payable	-	(15)
Principal payments on convertible notes	(3,511)	(100)
Proceeds from notes payable (PPP)	-	127
Net Cash Used in Financing Activities	(3,662)	16,340

Net Increase (Decrease) in Cash	(12,249)	13,318
Cash – Beginning of year	13,350	32
Cash – End of year	$1,101	$13,350
Supplemental Non-cash Investing and Financing Activities
Fair value of beneficial conversion and warrant features of convertible notes payable	$-	$2,587
Original issue discounts recognized on convertible notes payable	$-	$653
Warrants issued for debt and equity financing costs	$-	$203
Operating lease, ROU assets and liabilities	$-	$2,050